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                                                                    EXHIBIT 99.1

March 19, 2002



Dear Investors and Analysts,

This update briefly discusses the expected financial performance of Delta Air Lines, Inc. (Delta) for the March 2002 quarter.

Delta's financial performance continues to be materially affected by the terrorist attacks on the United States on September 11, 2001 and the aftermath of those events as well as by increases in security, insurance and pension costs. Excluding the unusual item described below, we expect to report a net loss in the range of $350 to $380 million in the March 2002 quarter. This range also excludes any impact from Delta's recently announced travel agent commission structure changes.

As previously announced, Delta expects to incur unusual and non-recurring operating costs of approximately $90 million, net of tax, during 2002. These expenses are a direct cost of our capacity reductions and represent the temporary carrying cost of surplus pilots, as well as requalification training and relocation costs. Delta expects to record approximately $25 million, net of tax, of this charge in the March 2002 quarter.

Delta's all-in fuel price for the March 2002 quarter is expected to be $0.57 per gallon. Capacity for the March 2002 quarter is expected to be down 11% from the March 2001 quarter. This capacity reduction is in addition to the approximately 3% reduced flight schedules in the March 2001 quarter, due to a job action by some Delta pilots. Capacity for the June 2002 quarter is expected to be down 7-9% from the June 2001 quarter.

Delta expects to end the March 2002 quarter with a cash and/or near-term liquidity position of over $2.7 billion.

Sincerely,


Gail Grimmett
Managing Director - Investor Relations


Statements in this letter which are not historical facts, including statements about our estimates, expectations and beliefs for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a list of factors that could cause these differences, see the Form 8-K that we filed today. We have no current intention to update our forward-looking statements.


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